As filed with the Securities and Exchange
Commission on January 14, 2005.                       Registration No. 333-_____
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              TARRANT APPAREL GROUP
             (Exact Name of Registrant as Specified in Its Charter)

           CALIFORNIA                                            95-4181026
  (State or Other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

                         3151 EAST WASHINGTON BOULEVARD
                          LOS ANGELES, CALIFORNIA 90023
                                 (323) 780-8250
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                       GERARD GUEZ, CHAIRMAN OF THE BOARD
                         3151 EAST WASHINGTON BOULEVARD
                          LOS ANGELES, CALIFORNIA 90023
                                 (323) 780-8250
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                                   COPIES TO:
                             John J. McIlvery, Esq.
                         Stubbs Alderton & Markiles, LLP
                       15821 Ventura Boulevard, Suite 525
                            Encino, California 91436
                                 (818) 444-4500

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
         If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                       Proposed      Proposed
                                       Maximum       Maximum
Title of Each Class                    Offering      Aggregate      Amount of
 of Securities to      Amount to be    Price Per     Offering      Registration
  be Registered       Registered (1)   Unit (2)      Price (2)         Fee
-------------------   -------------    ---------     ---------     ------------
Common Stock, no
  par value........     9,216,346       $2.34       $21,566,250      $2,539
================================================================================
(1) Represents the sum of (i) all shares issuable upon conversion in full of the principal amount of Secured Convertible Debentures at a price of $2.00 per share; (ii) all shares issuable in payment of interest on the Secured Convertible Debentures assuming all permissible interest payments are made in shares of common stock at a price of $1.95 per share and the debentures are held until maturity, (iii) all shares issuable upon exercise of Common Stock Purchase Warrants, and (iv) additional shares issuable in connection with certain anti-dilution provisions. For purposes of estimating the number of shares of common stock that may be issued in connection with certain anti-dilution provisions of the debentures and warrants, we included an additional 25% of the sum of the share number included in clauses (i) through (iii). In addition to the shares of common stock set forth in the table above pursuant to Rule 416 under the Securities Act of 1933, we are registering an indeterminate number of shares of common stock issuable upon conversion of the Debentures and exercise of the Warrants that may be issued in connection with stock splits, stock dividends, recapitalizations or similar events.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), on the basis of the average high and low prices of the Registrant's Common Stock reported on the NASDAQ Stock Market on January 12, 2005.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                    SUBJECT TO COMPLETION - JANUARY 14, 2005

                                   PROSPECTUS

                              TARRANT APPAREL GROUP

                        9,216,346 SHARES OF COMMON STOCK
                                 (no par value)

                                   ----------

         This prospectus relates to the offer and sale from time to time of up to 9,216,346 shares of our common stock that are held by the shareholders named in the "Selling Shareholders" section of this prospectus. The shares of our common stock offered pursuant to this prospectus were originally issued to the selling shareholders pursuant to the conversion of secured convertible debentures, the payment of accrued interest on secured convertible debentures or the exercise of warrants to purchase common stock.

         Our common stock is traded on the NASDAQ National Market System under the symbol "TAGS." On January 12, 2005, the last reported sale price of the common stock on the NASDAQ National Market System was $2.34 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT THE RISKS YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.

                                   ----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------

                  The date of this prospectus is ______________

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

PROSPECTUS SUMMARY............................................................3

RISK FACTORS..................................................................4

FORWARD-LOOKING STATEMENTS...................................................12

USE OF PROCEEDS..............................................................12

SELLING SHAREHOLDERS.........................................................12

PLAN OF DISTRIBUTION.........................................................17

WHERE YOU CAN FIND MORE INFORMATION..........................................19

LEGAL MATTERS................................................................20

EXPERTS......................................................................20

                               PROSPECTUS SUMMARY

ABOUT TARRANT APPAREL GROUP

         Tarrant Apparel Group is a leading provider of casual apparel, serving specialty retail, mass merchandise and department stores, branded wholesalers and specialty chains located primarily in the United States by designing, merchandising, contracting for the manufacture of, and selling casual apparel for women, men and children. Our major customers include Federated Department Stores, Lerner New York, J.C. Penney, K-Mart, Kohl's, Mervyns, and Wal-Mart. Our products are manufactured in a variety of woven and knit fabrications and include jeans wear, casual pants, t-shirts, shorts, blouses, shirts and other tops, dresses and jackets.

ABOUT THE OFFERING

         This prospectus may be used only in connection with the resale by the selling shareholders of up to 9,216,346 shares of our common stock.

         We will not receive any proceeds from the sale of the shares of common stock offered by the selling shareholders using this prospectus. On January 11, 2005 we had 28,814,763 shares of common stock outstanding.

CORPORATE INFORMATION

         We were incorporated in California in September 1988. Our executive offices are located at 3151 East Washington Boulevard, Los Angeles, California 90023, and our telephone number is (323) 780-8250. Information on our website, www.tags.com, does not constitute part of this prospectus.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THE MATERIAL ONES FACING OUR COMPANY. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IF THIS OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR SECURITIES.

RISKS ASSOCIATED WITH THIS OFFERING

THE ULTIMATE RESOLUTION OF THE INTERNAL REVENUE SERVICE'S EXAMINATION OF OUR TAX RETURNS MAY REQUIRE US TO INCUR AN EXPENSE BEYOND WHAT HAS BEEN RESERVED FOR ON OUR BALANCE SHEET OR MAKE CASH PAYMENTS BEYOND WHAT WE ARE THEN ABLE TO PAY.

         In January 2004, the Internal Revenue Service proposed adjustments to increase our federal income tax payable for the years ended December 31, 1996 through 2001 by an aggregate of approximately $14.5 million. This adjustment would also result in additional state taxes, penalties and interest of approximately $12.6 million. If the proposed adjustments are upheld through the administrative and legal process, they could have a material impact on our earnings and cash flow. We believe we have provided adequate reserves for any reasonably foreseeable outcome related to these matters on the balance sheet included in our consolidated financial statements. If the amount of any actual liability, however, exceeds our reserves, we would experience an immediate adverse earnings impact in the amount of such additional liability, which could be material. Additionally, we anticipate that the ultimate resolution of these matters will require that we make significant cash payments to the taxing authorities. Presently we do not have sufficient cash or borrowing ability to make any future payments that may be required. While we intend to accumulate a cash reserve to meet this cash outflow contingency from operations, no assurance can be given that we will have sufficient surplus cash from operations to build and maintain this reserve by the time such payments are required. Additionally, cash used to build this reserve will not be available for other corporate purposes, which could have a material adverse effect on our financial condition and results of operations.

WE MAY NOT BE ABLE TO MAINTAIN OUR LISTING ON THE NASDAQ NATIONAL MARKET AND IF WE FAIL TO DO SO, THE PRICE AND LIQUIDITY OF OUR COMMON STOCK MAY DECLINE.

         The Nasdaq Stock Market has quantitative maintenance criteria for the continued listing of common stock on the Nasdaq National Market. The requirements currently affecting us include (i) maintaining a minimum closing bid price per share of $1.00 and (ii) having a majority of our directors qualify as "independent directors" under the Nasdaq rules. On October 19, 2004, the Nasdaq Stock Market Inc. issued a letter to us stating that we were not in compliance with the minimum closing bid price requirement and, therefore, faced delisting proceedings. On October 21, 2004, the Nasdaq Stock Market notified us that, as a result of the recent resignation of one of our directors, we were not in compliance with the requirement that a majority of the directors be independent. As of November 12, 2004, our closing bid price had remained above $1.00 for ten consecutive trading days, meaning we have regained compliance with the minimum bid price rule. In addition, we have appointed Simon Mani, a new independent director, to join our board of directors, meaning we have regained compliance with the requirement that a majority of our directors qualify as independent. Nevertheless, there can be no assurance that we will be able to comply with the maintenance criteria or any of the Nasdaq National Market's listing requirements or other rules, or other markets listing requirements to the extent our stock is listed elsewhere, in the future. If we fail to maintain continued listing on the Nasdaq National Market and must move to a market with less liquidity, our financial condition could be harmed and our stock price would likely further decline. If we are delisted, it could have a material adverse effect on the market price of, and the liquidity of the trading market for, our common stock.

INSIDERS OWN A SIGNIFICANT PORTION OF OUR COMMON STOCK, WHICH COULD LIMIT OUR SHAREHOLDERS' ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS.

         As of September 30, 2004, our executive officers and directors and their affiliates owned approximately 29.1% of the outstanding shares of our common stock. Gerard Guez, our Chairman, and Todd Kay, our Vice Chairman, alone owned approximately 19.6% and 8.9%, respectively, of the outstanding shares of our common stock at September 30, 2004. Accordingly, our executive officers and directors have the ability to affect the outcome of, or exert considerable influence over, all matters requiring shareholder approval, including the election and removal of directors and any change in control. This concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our shareholders from realizing a premium over the market prices for their shares of common stock.

WE HAVE ADOPTED A NUMBER OF ANTI-TAKEOVER MEASURES THAT MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

         Our shareholders rights plan, our ability to issue additional shares of preferred stock and some provisions of our articles of incorporation and bylaws could make it more difficult for a third party to make an unsolicited takeover attempt of us. These anti-takeover measures may depress the price of our common stock by making it more difficult for third parties to acquire us by offering to purchase shares of our stock at a premium to its market price without approval of our board of directors.

OUR STOCK PRICE HAS BEEN VOLATILE.

         Our common stock is quoted on the NASDAQ National Market System, and there can be substantial volatility in the market price of our common stock. The market price of our common stock has been, and is likely to continue to be, subject to significant fluctuations due to a variety of factors, including quarterly variations in operating results, operating results which vary from the expectations of securities analysts and investors, changes in financial estimates, changes in market valuations of competitors, announcements by us or our competitors of a material nature, loss of one or more customers, additions or departures of key personnel, future sales of common stock and stock market price and volume fluctuations. In addition, general political and economic conditions such as a recession, or interest rate or currency rate fluctuations may adversely affect the market price of our common stock.

         In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price of our common stock. Often, price fluctuations are unrelated to operating performance of the specific companies whose stock is affected. In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has occurred against the issuing company. If we were subject to this type of litigation in the future, we could incur substantial costs and a diversion of our management's attention and resources, each of which could have a material adverse effect on our revenue and earnings. Any adverse determination in this type of litigation could also subject us to significant liabilities.

ABSENCE OF DIVIDENDS COULD REDUCE OUR ATTRACTIVENESS TO YOU.

         Some investors favor companies that pay dividends, particularly in general downturns in the stock market. We have not declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth, and we do not currently anticipate paying cash dividends on our common stock in the foreseeable future. Additionally, we cannot pay dividends on our common stock unless the terms of our bank credit facilities and outstanding preferred stock, if any, permit the payment of dividends on our common stock. Because we may not pay dividends, your return on this investment likely depends on your selling our stock at a profit.

RISKS RELATED TO OUR BUSINESS

WE DEPEND ON A GROUP OF KEY CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR SALES. A SIGNIFICANT ADVERSE CHANGE IN A CUSTOMER RELATIONSHIP OR IN A CUSTOMER'S FINANCIAL POSITION COULD HARM OUR BUSINESS AND FINANCIAL CONDITION.

         Affiliated stores owned by The Limited (including Limited Stores and Express) accounted for approximately 5.4% and 13.5% of our net sales for the first nine months of 2004 and 2003, respectively. Lerner New York accounted for 13.0% and 7.2% of our net sales for the first nine months of 2004 and 2003, respectively. Kohl's accounted for 16.6% and 6.1% of our net sales for the first nine months of 2004 and 2003, respectively. Mervyn's accounted for 16.5% and 6.3% of our net sales for the first nine months of 2004 and 2003, respectively. We believe that consolidation in the retail industry has centralized purchasing decisions and given customers greater leverage over suppliers like us, and we expect this trend to continue. If this consolidation continues, our net sales and results of operations may be increasingly sensitive to deterioration in the financial condition of, or other adverse developments with, one or more of our customers.

         While we have long-standing customer relationships, we generally do not have long-term contracts with any of them. Purchases generally occur on an order-by-order basis, and relationships exist as long as there is a perceived benefit to both parties. A decision by a major customer, whether motivated by competitive considerations, financial difficulties, and economic conditions or otherwise, to decrease its purchases from us or to change its manner of doing business with us, could adversely affect our business and financial condition. In addition, during recent years, various retailers, including some of our customers, have experienced significant changes and difficulties, including consolidation of ownership, increased centralization of purchasing decisions, restructurings, bankruptcies and liquidations.

         These and other financial problems of some of our retailers, as well as general weakness in the retail environment, increase the risk of extending credit to these retailers. A significant adverse change in a customer relationship or in a customer's financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer's receivables, limit our ability to collect amounts related to previous purchases by that customer, or result in required prepayment of our receivables securitization arrangements, all of which could harm our business and financial condition.

FAILURE OF THE TRANSPORTATION INFRASTRUCTURE TO MOVE SEA FREIGHT IN ACCEPTABLE TIME FRAMES COULD ADVERSELY AFFECT OUR BUSINESS.

         Because the bulk of our freight is designed to move through the West Coast ports in predictable time frames, we are at risk of cancellations and penalties when those ports operate inefficiently creating delays in delivery. We have experienced such delays for the past few months, and we may continue to experience delays. There can be no assurances of, and we have no control over, a return to timely deliveries. Unpredictable timing for shipping may cause us to utilize air freight or may result in customer penalties for late delivery, any of which could reduce our operating margins and adversely effect our results of operations.

FAILURE TO MANAGE OUR GROWTH AND EXPANSION COULD IMPAIR OUR BUSINESS.

         Since our inception, we have experienced periods of rapid growth. No assurance can be given that we will be successful in maintaining or increasing our sales in the future. Any future growth in sales will require additional working capital and may place a significant strain on our management, management information systems, inventory management, sourcing capability, distribution facilities and receivables management. Any disruption in our order processing, sourcing or distribution systems could cause orders to be shipped late, and under industry practices, retailers generally can cancel orders or refuse to accept goods due to late shipment. Such cancellations and returns would result in a reduction in revenue, increased administrative and shipping costs and a further burden on our distribution facilities.

FAILURE TO MANAGE OUR RESTRUCTURING IN MEXICO COULD IMPAIR OUR BUSINESS.

         On November 30, 2004, we consummated the sale of substantially all of our assets and real property in Mexico, including the equipment and facilities previously leased to a related third party, pursuant to a purchase and sale agreement entered into in August 2004. As a consequence, we have become primarily a trading company, relying on third party manufacturers to produce the merchandise we sell to our customers. We face many challenges related to our decision to cease directly operating a substantial majority of our equipment and fixed assets in Mexico. Any failure on our part to successfully manage these challenges, or other unanticipated consequences may result in loss of customers and sales, which would have an adverse impact on operations. The challenges we face include:

         o We may lose customers who desire to purchase merchandise directly from the manufacturer;

         o We may experience unanticipated expenses in winding down manufacturing operations in Mexico, including labor costs and additional write down of inventory, which may adversely affect our results of operations in the short term;

         o The party to whom we sold our manufacturing operations in Mexico may default in its obligations to us, in which case we may not be able to lease or sell the facilities to another party, or recommence use of the facilities to manufacture goods without significant cost; and

         o We may not be able to transfer Mexico sales to our trading model in time to replace direct to manufacturer orders we have experienced in the past due, for instance, to difficulty in finding third party manufacturers, and capital constraints.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

         We have experienced, and expect to continue to experience, substantial variations in our net sales and operating results from quarter to quarter. We believe that the factors which influence this variability of quarterly results include the timing of our introduction of new product lines, the level of consumer acceptance of each new product line, general economic and industry conditions that affect consumer spending and retailer purchasing, the availability of manufacturing capacity, the seasonality of the markets in which we participate, the timing of trade shows, the product mix of customer orders, the timing of the placement or cancellation of customer orders, the weather, transportation delays, quotas, the occurrence of charge backs in excess of reserves and the timing of expenditures in anticipation of increased sales and actions of competitors. Due to fluctuations in our revenue and operating expenses, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our stock price could fluctuate significantly or decline.

INCREASES IN THE PRICE OF RAW MATERIALS OR THEIR REDUCED AVAILABILITY COULD INCREASE OUR COST OF SALES AND DECREASE OUR PROFITABILITY.

         The principal raw material used in our apparel is cotton. The price and availability of cotton may fluctuate significantly, depending on a variety of factors, including crop yields, weather, supply conditions, government regulation, economic climate and other unpredictable factors. Any raw material price increases could increase our cost of sales and decrease our profitability unless we are able to pass higher prices on to our customers. Moreover, any decrease in the availability of cotton could impair our ability to meet our production requirements in a timely manner.

THE SUCCESS OF OUR BUSINESS DEPENDS UPON OUR ABILITY TO OFFER INNOVATIVE AND UPGRADED PRODUCTS.

         The apparel industry is characterized by constant product innovation due to changing consumer preferences and by the rapid replication of new products by competitors. As a result, our success depends in large part on our ability to continuously develop, market and deliver innovative products at a pace and intensity competitive with other manufacturers in our segments. In addition, we must create products that appeal to multiple consumer segments at a range of price points. Any failure on our part to regularly develop innovative products and update core products could:

         o limit our ability to differentiate, segment and price our products;

         o        adversely  affect  retail  and  consumer   acceptance  of  our
                  products; and

         o        limit sales potential.

         The increasing importance of product innovation in apparel requires us to strengthen our internal research and commercialization capabilities, to rely on successful commercial relationships with third parties such as fiber, fabric and finishing providers and to compete and negotiate effectively for new technologies and product components.

THE FINANCIAL CONDITION OF OUR CUSTOMERS COULD AFFECT OUR RESULTS OF OPERATIONS.

         Certain retailers, including some of our customers, have experienced in the past, and may experience in the future, financial difficulties, which increase the risk of extending credit to such retailers and the risk that financial failure will eliminate a customer entirely. These retailers have attempted to improve their own operating efficiencies by concentrating their purchasing power among a narrowing group of vendors. There can be no assurance that we will remain a preferred vendor for our existing customers. A decrease in business from or loss of a major customer could have a material adverse effect on our results of operations. There can be no assurance that our factor will approve the extension of credit to certain retail customers in the future. If a customer's credit is not approved by the factor, we could assume the collection risk on sales to the customer itself, require that the customer provide a letter of credit, or choose not to make sales to the customer.

THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES.

         We need talented and experienced personnel in a number of areas including our core business activities. Our success is dependent upon strengthening our management depth across our business at a rapid pace. An inability to retain and attract qualified personnel or the loss of any of our current key executives could harm our business. Our ability to attract and retain qualified employees is adversely affected by the Los Angeles location of our corporate headquarters due to the high cost of living in the Los Angeles area.

WE DEPEND ON OUR COMPUTER AND COMMUNICATIONS SYSTEMS.

         As a multi-national corporation, we rely on our computer and communication network to operate efficiently. Any interruption of this service from power loss, telecommunications failure, weather, natural disasters or any similar event could have a material adverse affect on our business and operations. Additionally, hackers and computer viruses have disrupted operations at many major companies. We may be vulnerable to similar acts of sabotage, which could have a material adverse effect on our business and operations.

WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE.

         We may not be able to fund our future growth or react to competitive pressures if we lack sufficient funds. Currently, we believe we have sufficient cash on hand and cash available through our bank credit facilities, issuance of long-term debt, proceeds from loans from affiliates, and proceeds from the exercise of stock options to fund existing operations for the foreseeable future. However, in the future we may need to raise additional funds through equity or debt financings or collaborative relationships. This additional funding may not be available or, if available, it may not be available on economically reasonable terms. In addition, any additional funding may result in significant dilution to existing shareholders. If adequate funds are not available, we may be required to curtail our operations or obtain funds through collaborative partners that may require us to release material rights to our products.

OUR BUSINESS IS SUBJECT TO RISKS ASSOCIATED WITH IMPORTING PRODUCTS.

         Substantially all of our import operations are subject to tariffs imposed on imported products and quotas imposed by trade agreements. In addition, the countries in which our products are manufactured or imported may from time to time impose additional new quotas, duties, tariffs or other restrictions on our imports or adversely modify existing restrictions. Adverse changes in these import costs and restrictions, or our suppliers' failure to comply with customs or similar laws, could harm our business. We cannot assure that future trade agreements will not provide our competitors with an advantage over us, or increase our costs, either of which could have an adverse effect on our business and financial condition.

         Our operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, and the activities and regulations of the World Trade Organization. Generally, these trade agreements benefit our business by reducing or eliminating the duties and/or quotas assessed on products manufactured in a particular country. However, trade agreements can also impose requirements that adversely affect our business, such as limiting the countries from which we can purchase raw materials and setting quotas on products that may be imported into the United States from a particular country. In addition, the World Trade Organization may commence a new round of trade negotiations that liberalize textile trade by further eliminating quotas or reducing tariffs. The elimination of quotas on World Trade Organization member countries by 2005 and other effects of these trade agreements could result in increased competition from developing countries, which historically have lower labor costs, including China and Taiwan, both of which recently became members of the World Trade Organization. This potential increase in competition from developing countries is one of the several reasons why we have determined to lease our manufacturing operations in Mexico.

         Our ability to import products in a timely and cost-effective manner may also be affected by problems at ports or issues that otherwise affect transportation and warehousing providers, such as labor disputes. These problems could require us to locate alternative ports or warehousing providers to avoid disruption to our customers. These alternatives may not be available on short notice or could result in higher transit costs, which could have an adverse impact on our business and financial condition.

OUR DEPENDENCE ON INDEPENDENT MANUFACTURERS REDUCES OUR ABILITY TO CONTROL THE MANUFACTURING PROCESS, WHICH COULD HARM OUR SALES, REPUTATION AND OVERALL PROFITABILITY.

         We depend on independent contract manufacturers to secure a sufficient supply of raw materials and maintain sufficient manufacturing and shipping capacity in an environment characterized by declining prices, labor shortage, continuing cost pressure and increased demands for product innovation and speed-to-market. This dependence could subject us to difficulty in obtaining timely delivery of products of acceptable quality. In addition, a contractor's failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers. The failure to make timely deliveries may cause our customers to cancel orders, refuse to accept deliveries, impose non-compliance charges through invoice deductions or other charge-backs, demand reduced prices or reduce future orders, any of which could harm our sales, reputation and overall profitability. We do not have material long-term contracts with any of our independent contractors and any of these contractors may unilaterally terminate their relationship with us at any time. To the extent we are not able to secure or maintain relationships with independent contractors that are able to fulfill our requirements, our business would be harmed.

         We have initiated a factory compliance agreement with our suppliers, and monitor our independent contractors' compliance with applicable labor laws, but we do not control our contractors or their labor practices. The violation of federal, state or foreign labor laws by one of the our contractors could result in our being subject to fines and our goods that are manufactured in violation of such laws being seized or their sale in interstate commerce being prohibited. From time to time, we have been notified by federal, state or foreign authorities that certain of our contractors are the subject of investigations or have been found to have violated applicable labor laws. To date, we have not been subject to any sanctions that, individually or in the aggregate, have had a material adverse effect on our business, and we are not aware of any facts on which any such sanctions could be based. There can be no assurance, however, that in the future we will not be subject to sanctions as a result of violations of applicable labor laws by our contractors, or that such sanctions will not have a material adverse effect on our business and results of operations. In addition, certain of our customers, including The Limited, require strict compliance by their apparel manufacturers, including us, with applicable labor laws and visit our facilities often. There can be no assurance that the violation of applicable labor laws by one of our contractors will not have a material adverse effect on our relationship with our customers.

OUR BUSINESS IS SUBJECT TO RISKS OF OPERATING IN A FOREIGN COUNTRY AND TRADE RESTRICTIONS.

         Approximately 92% of our products were imported from outside the U.S. in the third quarter of 2004. We are subject to the risks associated with doing business and owning or leasing fixed assets in foreign countries, including, but not limited to, transportation delays and interruptions, political instability, expropriation, currency fluctuations and the imposition of tariffs, import and export controls, other non-tariff barriers (including changes in the allocation of quotas) and cultural issues. Any changes in those countries' labor laws and government regulations may have a negative effect on our profitability.

WE CANNOT GUARANTEE THAT OUR FUTURE ACQUISITIONS WILL BE SUCCESSFUL.

         In the future, we may seek to continue our growth through acquisition. We compete for acquisition and expansion opportunities with companies which have significantly greater financial and management resources than us. There can be no assurance that suitable acquisition or investment opportunities will be identified, that any of these transactions can be consummated, or that, if acquired, these new businesses can be integrated successfully and profitably into our operations. These acquisitions and investments may also require a significant allocation of resources, which will reduce our ability to focus on the other portions of our business, including many of the factors listed in the prior risk factor.

RISKS ASSOCIATED WITH OUR INDUSTRY

OUR SALES ARE HEAVILY INFLUENCED BY GENERAL ECONOMIC CYCLES.

         Apparel is a cyclical industry that is heavily dependent upon the overall level of consumer spending. Purchases of apparel and related goods tend to be highly correlated with cycles in the disposable income of our consumers. Our customers anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders. As a result, any substantial deterioration in general economic conditions, increases in interest rates, acts of war, terrorist or political events that diminish consumer spending and confidence in any of the regions in which we compete, could reduce our sales and adversely affect our business and financial condition. This has been underscored by the events of September 11, 2001 and the war in the Middle East.

OUR BUSINESS IS HIGHLY COMPETITIVE AND DEPENDS ON CONSUMER SPENDING PATTERNS.

         The apparel industry is highly competitive. We face a variety of competitive challenges including:

         o anticipating and quickly responding to changing consumer demands;

         o developing innovative, high-quality products in sizes, colors and styles that appeal to consumers of varying age groups and tastes;

         o competitively pricing our products and achieving customer perception of value; and

         o        providing strong and effective marketing support.

WE MUST SUCCESSFULLY GAUGE FASHION TRENDS AND CHANGING CONSUMER PREFERENCES TO SUCCEED.

         Our success is largely dependent upon our ability to gauge the fashion tastes of our customers and to provide merchandise that satisfies retail and customer demand in a timely manner. The apparel business fluctuates according to changes in consumer preferences dictated in part by fashion and season. To the extent, we misjudge the market for our merchandise, our sales may be adversely affected. Our ability to anticipate and effectively respond to changing fashion trends depends in part on our ability to attract and retain key personnel in our design, merchandising and marketing staff. Competition for these personnel is intense, and we cannot be sure that we will be able to attract and retain a sufficient number of qualified personnel in future periods.

OUR BUSINESS IS SUBJECT TO SEASONAL TRENDS.

         Historically, our operating results have been subject to seasonal trends when measured on a quarterly basis. This trend is dependent on numerous factors, including the markets in which we operate, holiday seasons, consumer demand, climate, economic conditions and numerous other factors beyond our control. There can be no assurance that our historic operating patterns will continue in future periods as we cannot influence or forecast many of these factors.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Exchange Act of 1934, both as amended. These forward-looking statements are subject to various risks and uncertainties. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations regarding our strategies, future sales, other plans and objectives, our ability to design, develop, source and market products, and the ability of our products to achieve or maintain commercial acceptance. Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this prospectus, for the reasons, among others, described in the Risk Factors section beginning on page
4. You should read the Risk Factors section carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

         The proceeds from the sale of each selling shareholder's common stock will belong to that selling shareholder. We will not receive any proceeds from such sales.

         In a December 2004 private placement, we issued secured convertible debentures and warrants for gross proceeds to us of $10,000,000. Net proceeds to us amounted to approximately $9.36 million after payment of placement agent fees and expenses. We intend to use the proceeds for general working capital purposes.

                              SELLING SHAREHOLDERS

SECURED CONVERTIBLE DEBENTURES AND WARRANTS

         On December 14, 2004, we completed a $10 million financing through the issuance of 6% secured convertible debentures and warrants to purchase up to 1,250,000 shares of our common stock. Prior to maturity, the secured convertible debentures may be converted into our common stock at a price of $2.00 per share. The secured convertible debentures pay interest at a rate of 6% per annum and have a term of three years. We may elect to pay interest on the secured convertible debentures in shares of our common stock if certain conditions are met, including achieving a minimum market price and trading volume for our common stock. The warrants have a term of five years and an exercise price of $2.50 per share. The debentures are secured by a subordinated lien on certain of our accounts receivable and related assets.

         We sold these securities to the following investors: The Runnels Family Trust DTD 1-11-2000, High Tide, LLC, Bear Stearns Securities Corp., Inc., Custodian FBO J. Steven Emerson Roth IRA, Bear Stearns Securities Corp., Inc., Custodian FBO J. Steven Emerson IRA II, Bristol Investment Fund, Ltd., MM & B Holdings, Freedman Leff Investment Partnership, Bank Insinger de Beaufort Safe Custody NV, JMG Triton Offshore Fund, Ltd., JMB Capital Partners L.P. and JMG Capital Partners, L.P. Other than the transactions described in the table below, we had no material relationship with any selling shareholder during the three years preceding the date of this prospectus.

         T.R. Winston & Company, LLC, a selling shareholder, acted as placement agent in the financing. For its services, we paid the placement agent an aggregate of $600,000 in cash and issued to them five year warrants to purchase up to 200,000 shares of our common stock at an exercise price of $2.50 per share, which warrants vest and become exercisable in full on June 14, 2005.

         In connection with the December 2004 private placement financing, we entered into a registration rights agreement with the investors and T.R. Winston & Company, LLC. Pursuant to the registrant rights agreement, we agreed to file a registration statement on Form S-3 registering the resale by the investors and T.R. Winston & Company, LLC of 125% of the shares of common stock to be issued upon conversion of their secured convertible debentures, in payment of accrued interest on their secured convertible debentures and upon exercise of the warrants described in this prospectus, and to keep the registration statement effective until the date that all the common shares covered by the registration statement on Form S-3 have been sold or may be sold by the investors without volume restrictions pursuant to Rule 144 promulgated under the Securities Act of 1933. This registration rights agreement also provides that if we do not comply with certain covenants regarding the registration for resale of the common shares by April 14, 2005, then we must pay each of the investors a fee of 1% of the purchase price paid by such investor for the secured convertible debentures for each month after such date that we fail to comply with such registration covenants until such non-compliance is remedied. Pursuant to this agreement, we filed the registration statement of which this prospectus is a part with the Securities and Exchange Commission.

SELLING SHAREHOLDERS TABLE

         The  following  table  sets  forth:   (1)  the  name  of  each  of  the
shareholders for whom we are registering shares under this registration statement; (2) the number of shares of our common stock beneficially owned by each such shareholder prior to this offering; (3) the number of shares of our common stock offered by such shareholder pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be beneficially owned by each such shareholder after this offering, assuming that all of the shares of our common stock beneficially owned by each such shareholder and offered pursuant to this prospectus are sold and that each such shareholder acquires no additional shares of our common stock prior to the completion of this offering. Such data is based upon information provided by each selling shareholder.

         Pursuant to the terms of convertible debentures and warrants held by the selling shareholders, the maximum number of shares that may be acquired by a selling shareholder upon any exercise of its warrant or conversion of its promissory note is limited to the extent necessary to ensure that, following such exercise, the total number of shares of common stock then beneficially owned by such selling shareholder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the selling shareholder for purposes of Section 13(d) of the Exchange Act, does not exceed 4.99%, of the total number of issued and outstanding shares of common stock then outstanding. The shares of common stock and percentage ownership listed in this table do not reflect these contractual limitations on a selling shareholder's ability to acquire common shares upon exercise of its warrant or conversion of its promissory note.

                                                       COMMON STOCK     COMMON STOCK     PERCENTAGE OF
                                       COMMON STOCK    BEING OFFERED     OWNED UPON      COMMON STOCK
                                        OWNED PRIOR      PURSUANT        COMPLETION       OWNED UPON
                                          TO THE         TO THIS          OF THIS        COMPLETION OF
              NAME                      OFFERING (1)   PROSPECTUS (2)     OFFERING     THIS OFFERING (3)
------------------------------------   -------------   --------------   ------------   -----------------
Bank Insinger de Beaufort
   Safe Custody NV (4).............        625,000        896,635            --                *
Bear Stearns Securities Corp., Inc.,
   Custodian FBO J. Steven
   Emerson IRA II (5) .............        687,500        986,298            --                *
Bear Stearns Securities Corp., Inc.,
   Custodian FBO J. Steven
   Emerson Roth IRA (6) ...........        500,000        717,308            --                *
Bristol Investment Fund, Ltd. (7)        1,250,000      1,793,269            --                *
Freedman Leff Investment
   Partnership (8).................         62,500         89,663            --                *
High Tide, LLC (9)                         125,000        179,327            --                *
JMB Capital Partners L.P. (10).....      1,187,500      1,703,606            --                *
JMG Capital Partners, L.P. (11)....        625,000        896,635            --                *
JMG Triton Offshore
   Fund, Ltd. (12).................        625,000        896,635            --                *
MM & B Holdings (13)...............        468,750        672,476            --                *
The Runnels Family Trust
   DTD 1-11-2000 (14)..............         93,750        134,495            --                *
T.R. Winston &
   Company, LLC (15)...............        200,000        250,000            --                *
   TOTAL...........................      6,450,000      9,216,346            --                *
----------
*     Less than 1%

(1) Includes for each selling shareholder, the number shares of common stock issuable upon conversion of the principal amount of debentures and exercise of warrants held by such selling shareholder.

(2) Pursuant to the terms of the registration rights agreement, we agreed to register for the selling shareholders, the number of shares of common stock determined by multiplying 125% of the sum of (i) all shares issuable upon conversion of the principal amount of the debentures, (ii) all shares issuable in payment of interest on the debentures assuming all permissible interest payments are made in shares of common stock at a price of $1.95 per share (the lowest price at which such shares may be issued without first obtaining shareholder approval) and the debentures are held until maturity, and (iii) all shares issuable upon exercise of the warrants.

(3) Percentage ownership is based upon 28,814,763 shares of Common Stock of the Registrant issued and outstanding as of the date of this prospectus.

(4) The shares of common stock offered pursuant to this prospectus consist of 125% of the sum of (i) 500,000 shares issuable upon conversion of the principal amount of debentures, (ii) 92,308 shares issuable in payment of interest on debentures and (iii) 125,000 shares issuable upon the exercise of a 5 year warrant with an exercise price of $2.50 per share, which vests and becomes exercisable in full on June 14, 2005. David Mun-Gavin, Director of Private Banking, exercises voting and investment authority over the shares held by this selling shareholder.


                                       14


(5) The shares of common stock offered pursuant to this prospectus consist of 125% of the sum of (i) 550,000 shares issuable upon conversion of the principal amount of debentures, (ii) 101,538 shares issuable in payment of accrued interest on debentures and (iii) 137,500 shares issuable upon the exercise of a 5 year warrant with an exercise price of $2.50 per share, which vests and becomes exercisable in full on June 14, 2005. J. Steven Emerson, the Sole Beneficiary of this Self-Directed IRA, exercises voting and investment authority over the shares held by this selling shareholder.

(6) The shares of common stock offered pursuant to this prospectus consist of 125% of the sum of (i) 400,000 shares issuable upon conversion of the principal amount of debentures, (ii) 73,846 shares issuable in payment of interest on debentures and (iii) 100,000 shares issuable upon the exercise of a 5 year warrant with an exercise price of $2.50 per share, which vests and becomes exercisable in full on June 14, 2005. J. Steven Emerson, the Sole Beneficiary of this Self-Directed IRA, exercises voting and investment authority over the shares held by this selling shareholder.

(7) The shares of common stock offered pursuant to this prospectus consist of 125% of the sum of (i) 1,000,000 shares issuable upon conversion of the principal amount of debentures, (ii) 184,615 shares issuable in payment of interest on debentures and (iii) 250,000 shares issuable upon the exercise of a 5 year warrant with an exercise price of $2.50 per share, which vests and becomes exercisable in full on June 14, 2005. Bristol Capital Advisors, LLC ("BCA") is the investment manager to Bristol Investment Fund, Ltd. Paul Kessler is the manager of BCA. By virtue of his position, Mr. Kessler exercises voting and investment authority over the shares held by this selling shareholder.

(8) The shares of common stock offered pursuant to this prospectus consist of 125% of the sum of (i) 50,000 shares issuable upon conversion of the principal amount of debentures, (ii) 9,231 shares issuable in payment of accrued interest on debentures and (iii) 12,500 shares issuable upon the exercise of a 5 year warrant with an exercise price of $2.50 per share, which vests and becomes exercisable in full on June 14, 2005. The general partner of Freedman Leff Investment Partnership is the Freedman Family Trust, of which Gary Freedman is the Trustee. By virtue of his position, Mr. Freedman exercises voting and investment authority over the shares held by this selling shareholder.

(9) The shares of common stock offered pursuant to this prospectus consist of 125% of the sum of (i) 100,000 shares issuable upon conversion of the principal amount of debentures, (ii) 18,462 shares issuable in payment of interest on debentures and (iii) 25,000 shares issuable upon the exercise of a 5 year warrant with an exercise price of $2.50 per share, which vests and becomes exercisable in full on June 14, 2005. G. Tyler Runnels, Manager of High Tide, LLC, exercises voting and investment authority over the shares held by this selling shareholder.

(10) The shares of common stock offered pursuant to this prospectus consist of 125% of the sum of (i) 950,000 shares issuable upon conversion of the principal amount of debentures, (ii) 175,385 shares issuable in payment of interest on debentures and (iii) 237,500 shares issuable upon the exercise of a 5 year warrant with an exercise price of $2.50 per share, which vests and becomes exercisable in full on June 14, 2005. Jon Brooks, general partner of JMB Capital Partners L.P., exercises voting and investment authority over the shares held by this selling shareholder.

(11) The shares of common stock offered pursuant to this prospectus consist of 125% of the sum of (i) 500,000 shares issuable upon conversion of the principal amount of debentures, (ii) 92,308 shares issuable in payment of interest on debentures and (iii) 125,000 shares issuable upon the exercise of a 5 year warrant with an exercise price of $2.50 per share, which vests and becomes exercisable in full on June 14, 2005. JMG Capital Management, LLC ("JMG LLC") is the general partner of JMG Capital Partners, L.P. JMG Capital Management, Inc. ("JMG INC") and Asset Alliance Holding Corp. own the equity interests of JMG LLC. Jonathan M. Glaser is the Executive Officer and Director of JMG INC and exercises voting and investment authority over the shares held by this selling shareholder.

(12) The shares of common stock offered pursuant to this prospectus consist of 125% of the sum of (i) 500,000 shares issuable upon conversion of the principal amount of debentures, (ii) 92,308 shares issuable in payment of interest on debentures and (iii) 125,000 shares issuable upon the exercise of a 5 year warrant with an exercise price of $2.50 per share, which vests and becomes exercisable in full on June 14, 2005. Pacific Assets Management LLC ("Pacific Assets") is the investment manager of JMG Triton Offshore Fund, Ltd. Pacific Capital Management, Inc. ("Pacific Inc.") and Asset Alliance Holding Corp. own the equity interests of Pacific


                                       15


      Assets. Roger Richter and Jonathan M. Glaser own equity interests of Pacific Inc. Messrs. Richter and Glaser exercise voting and investment authority over the shares held by this selling shareholder.

(13) The shares of common stock offered pursuant to this prospectus consist of 125% of the sum of (i) 375,000 shares issuable upon conversion of the principal amount of debentures, (ii) 69,231 shares issuable in payment of interest on debentures and (iii) 93,750 shares issuable upon the exercise of a 5 year warrant with an exercise price of $2.50 per share, which vests and becomes exercisable in full on June 14, 2005. The general partner of MM & B Holdings is the Bryan Ezralow 1994 Trust, of which Bryan Ezralow is the Trustee. By virtue of his position, Mr. Ezralow exercises voting and investment authority over the shares held by this selling shareholder

(14) The shares of common stock offered pursuant to this prospectus consist of 125% of the sum of (i) 75,000 shares issuable upon conversion of the principal amount of debentures, (ii) 13,846 shares issuable in payment of interest on debentures and (iii) 18,750 shares issuable upon the exercise of a 5 year warrant with an exercise price of $2.50 per share, which vests and becomes exercisable in full on June 14, 2005. G. Tyler Runnels and Jasmine Niklas Runnels, trustees of The Runnels Family Trust DTD 1-11-2000, exercise voting and investment authority over the shares held by this selling shareholder.

(15) The shares of common stock offered pursuant to this prospectus consist of 125% of 200,000 shares issuable upon the exercise of a warrant with an exercise price of $2.50 per share. The warrant has a term of 5 years, and vests and becomes exercisable in full on June 14, 2005. John W. Galuchie Jr. serves as President of T.R. Winston & Company, LLC and, in such capacity may be deemed to exercise voting and investment authority over the shares held by this selling shareholder. T.R. Winston & Company, LLC is a registered broker/dealer and is a member of the NASD.

                              PLAN OF DISTRIBUTION

         The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling shareholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. These selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

         The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

         o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o An exchange distribution in accordance with the rules of the applicable exchange;

         o        Privately negotiated transactions;

         o Settlement of short sales entered into after the date of this prospectus;

         o Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

         o        A combination of any such methods of sale;

         o        Through the writing or  settlement of options or other hedging
                  transactions,   whether   through  an  options   exchange   or
                  otherwise; and

         o        Any other method permitted pursuant to applicable law.

         The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

         Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling shareholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

         In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

         We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Because selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

         We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 with the SEC with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. We refer you to the registration statement and the exhibits and schedules thereto for further information with respect to us and our common stock. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

         We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance with those requirements, will continue to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's website referred to above.

         The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.

         The documents we incorporate by reference are:

         1. Our Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 000-26006);

         2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (File No. 000-26006);

         3. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (File No. 000-26006);

         4. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 000-26006);

         5. Our Current Report on Form 8-K as filed on May 17, 2004 (File No. 000-26006);

         6. Our Current Report on Form 8-K as filed on August 4, 2004 (File No. 000-26006);

         7. Our Current Report on Form 8-K as filed on August 16, 2004 (File No. 000-26006);

         8. Our Current Report on Form 8-K as filed on October 6, 2004 (File No. 000-26006);

         9. Our Current Report on Form 8-K as filed on October 7, 2004 (File No. 000-26006);

         10. Our Current Report on Form 8-K as filed on October 20, 2004 (File No. 000-26006);

         11. Our Current Report on Form 8-K as filed on October 25, 2004 (File No. 000-26006);

         12. Our Current Report on Form 8-K as filed on November 15, 2004 (File No. 000-26006);

         13. Our Current Report on Form 8-K as filed on December 3, 2004 (File No. 000-26006);

         14. Our Current Report on Form 8-K as filed on December 8, 2004 (File No. 000-26006);

         15. Our Current Report on Form 8-K as filed on December 10, 2004 (File No. 000-26006);

         16. Our Current Report on Form 8-K as filed on December 20, 2004 (File No. 000-26006);

         17. Our Current Report on Form 8-K as filed on January 5, 2005 (File No. 000-26006)

         18. The description of the Common Stock of the Registrant contained in the Registrant's Registration Statement on Form 8-A as filed on May 4, 1995 (File No. 000-26006), including any amendment or report filed for the purpose of updating such description; and

         19. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2003, including all such reports filed after the date of the initial registration statement and prior to effectiveness of the registration statement.

         You may request a copy of these filings, at no cost, by writing or calling us at Tarrant Apparel Group, 3151 East Washington Boulevard, Los Angeles, California 90023, telephone number (323) 780-8250, Attention: Corazon Reyes.

         You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.


                                  LEGAL MATTERS

         Stubbs Alderton & Markiles, LLP, Encino, California, has rendered to Tarrant Apparel Group a legal opinion as to the validity of the common stock covered by this prospectus.


                                     EXPERTS

         The consolidated financial statements and schedule of Tarrant Apparel Group at December 31, 2003, and for the year then ended, incorporated by reference into this Prospectus and Registration Statement have been audited by Grant Thornton LLP, independent registered public accounting firm, and at December 31, 2002, and for each of the two years in the period ended December 31, 2002, by Ernst & Young LLP, independent registered public accounting firm, as set forth in their respective reports thereon incorporated by reference, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

--------------------------------------------------------------------------------

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders should not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

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                              --------------------


                              TARRANT APPAREL GROUP


                                   PROSPECTUS






                              --------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Registration fee - Securities and Exchange Commission .......      $    2,539
Legal Fees and Expenses .....................................          10,000
Accounting Fees and Expenses ................................          10,000
Miscellaneous Expenses ......................................           1,461
                                                                   ----------
     Total ..................................................      $   24,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Restated Articles of Incorporation and its Bylaws provide for the indemnification by the Registrant of each director, officer and employee of the Registrant to the fullest extent permitted by the California General Corporation Law, as the same exists or may hereafter be amended. Section 317 of the California General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         In addition, Section 317 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and its shareholders. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which such action or suit is or was pending shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses and then only to the extent that the court shall determine. California law further provides that nothing in the above described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

         The Registrant has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Registrant and certain officers of the Registrant (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Registrant indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Registrant or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's Conduct was unlawful.

ITEM 16. EXHIBITS.

         EXHIBIT
         NUMBER                          DESCRIPTION
         -------  --------------------------------------------------------------

         4.1      Specimen  of  Common  Stock   Certificate.   Incorporated   by
                  reference to an Exhibit to Amendment No. 1 to Registration Statement on Form S-1 filed on July 15, 1995.

         4.2 Rights Agreement, dated as of November 21, 2003, by and between the Company and Computershare Trust Company, as Rights Agent. Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed on November 21, 2003.

         4.3      Certificate  of  Determination  of  Preferences,   Rights  and
                  Limitations of Series B Preferred Stock. Incorporated by reference to Exhibit A to the Rights Agreement filed as
                  Exhibit 4.4 to the Current Report on Form 8-K filed on November 21, 2003.

         4.4 Form of Rights Certificate. Incorporated by reference to Exhibit B to the Rights Agreement filed as Exhibit 4.4 to the Current Report on Form 8-K filed on November 21, 2003.

         5.1      Opinion and Consent of Stubbs Alderton & Markiles, LLP.

         10.1 Securities Purchase Agreement, dated December 6, 2004, between the Company and the Purchasers identified therein. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 10, 2004.

         10.2 Registration Rights Agreement, dated December 14, 2004, between the Company and the Purchasers identified therein. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 20, 2004.

         10.3 Security Agreement, dated December 14, 2004, between the Company and the Purchasers identified therein. Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on December 20, 2004.

         10.4 Intercreditor Agreement, dated December 14, 2004, between the Company, GMAC Commercial Finance LLC, UPS Capital Global Trade Finance Corporation and T.R. Winston & Company, LLC. Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on December 20, 2004.

         10.5 Common Stock Purchase Warrant, dated December 14, 2004, issued by the Company in favor of T.R. Winston & Company, LLC. Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on December 20, 2004.

         10.6 Form of 6% Secured Convertible Debenture. Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on December 20, 2004.

         10.7     Form  of  Common  Stock  Purchase  Warrant.   Incorporated  by
                  reference to Exhibit 10.6 to the Current Report on Form 8-K filed on December 20, 2004.

         23.1 Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

         23.2 Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

         23.3     Consent  of Stubbs  Alderton  &  Markiles,  LLP  (included  in
                  Exhibit 5.1).

         24.1     Power of Attorney (included on signature page).

ITEM 17. UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To  include  any   prospectus   required  by  Section
         10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 13, 2005.

                              TARRANT APPAREL GROUP

                              By:   /S/ CORAZON REYES
                                    --------------------------------------
                                    Corazon Reyes, Chief Financial Officer


                                POWER OF ATTORNEY

         The undersigned directors and officers of Tarrant Apparel Group do hereby constitute and appoint Gerard Guez and Corazon Reyes, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

        SIGNATURE                         TITLE                      DATE
        ---------                         -----                      ----

/S/ GERARD GUEZ                Chairman of the Board of       January 13, 2005
-------------------------        Directors
Gerard Guez

/S/ TODD KAY                   Vice Chairman of the           January 13, 2005
-------------------------        Board of Directors
Todd Kay

/S/ BARRY AVED                 Chief Executive Officer,       January 13, 2005
-------------------------        President and Director
Barry Aved                       and Director

/S/ CORAZON REYES              Chief Financial Officer,       January 13, 2005
-------------------------        Treasurer and Director
Corazon Reyes                    (Principal Financial
                                 and Accounting Officer)

/S/ STEPHANE FAROUZE           Director                       January 13, 2005
-------------------------
Stephane Farouze

/S/ MITCHELL SIMBAL            Director                       January 13, 2005
-------------------------
Mitchell Simbal

                               Director
-------------------------
Joseph Mizrachi

/S/ MILTON KOFFMAN             Director                       January 13, 2005
-------------------------
Milton Koffman

                               Director
-------------------------
Simon Mani

                                  EXHIBIT INDEX

         EXHIBIT
         NUMBER                          DESCRIPTION
         -------  --------------------------------------------------------------

         4.1      Specimen  of  Common  Stock   Certificate.   Incorporated   by
                  reference to an Exhibit to Amendment No. 1 to Registration Statement on Form S-1 filed on July 15, 1995.

         4.2 Rights Agreement, dated as of November 21, 2003, by and between the Company and Computershare Trust Company, as Rights Agent. Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed on November 21, 2003.

         4.3      Certificate  of  Determination  of  Preferences,   Rights  and
                  Limitations of Series B Preferred Stock. Incorporated by reference to Exhibit A to the Rights Agreement filed as
                  Exhibit 4.4 to the Current Report on Form 8-K filed on November 21, 2003.

         4.4 Form of Rights Certificate. Incorporated by reference to Exhibit B to the Rights Agreement filed as Exhibit 4.4 to the Current Report on Form 8-K filed on November 21, 2003.

         5.1      Opinion and Consent of Stubbs Alderton & Markiles, LLP.

         10.1 Securities Purchase Agreement, dated December 6, 2004, between the Company and the Purchasers identified therein. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 10, 2004.

         10.2 Registration Rights Agreement, dated December 14, 2004, between the Company and the Purchasers identified therein. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 20, 2004.

         10.3 Security Agreement, dated December 14, 2004, between the Company and the Purchasers identified therein. Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on December 20, 2004.

         10.4 Intercreditor Agreement, dated December 14, 2004, between the Company, GMAC Commercial Finance LLC, UPS Capital Global Trade Finance Corporation and T.R. Winston & Company, LLC. Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on December 20, 2004.

         10.5 Common Stock Purchase Warrant, dated December 14, 2004, issued by the Company in favor of T.R. Winston & Company, LLC. Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on December 20, 2004.

         10.6 Form of 6% Secured Convertible Debenture. Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on December 20, 2004.

         10.7     Form  of  Common  Stock  Purchase  Warrant.   Incorporated  by
                  reference to Exhibit 10.6 to the Current Report on Form 8-K filed on December 20, 2004.

         23.1 Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

         23.2 Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

         23.3     Consent  of Stubbs  Alderton  &  Markiles,  LLP  (included  in
                  Exhibit 5.1).

         24.1     Power of Attorney (included on signature page).


                                      EX-1